Exhibit 21

SUBSIDIARIES OF REGISTRANT
As of April 5, 2019

Subsidiary	State of Incorporation
Mid-State Capital, LLC	Delaware
Walter Reverse Acquisition LLC	Delaware
Reverse Mortgage Solutions, Inc.	Delaware
Mortgage Asset Systems, LLC	Delaware
REO Management Solutions, LLC	Delaware
RMS REO BRC, LLC	Delaware
RMS REO CS, LLC	Delaware
RMS REO BRC II, LLC	Delaware
RMS 2018-09, LLC	Delaware
Hanover SPC-A, Inc.	Delaware
Green Tree Credit Solutions LLC	Delaware
Green Tree Investment Holdings III LLC	Delaware
Walter Management Holding Company LLC	Delaware
Green Tree Credit LLC	New York
Green Tree Servicing Corp.	Delaware
Ditech Financial LLC	Delaware
Ditech Agency Advance Depositor LLC	Delaware
Ditech Agency Advance Trust	Delaware
Green Tree Advance Receivables III LLC	Delaware
Ditech PLS Advance Depositor LLC	Delaware
Ditech PLS Advance Trust II	Delaware
DF Insurance Agency LLC	Delaware
Green Tree Insurance Agency of Nevada, Inc.	Nevada
WIMC Real Estate Investment LLC	Delaware
Marix Servicing LLC	Delaware